Exhibit 99.1

IN THE NEWS

U.S. Marine Corps Awards Force Protection $221 Million MRAP Contract

Publisher: Force Protection, Inc.

Date: 06/20/2007

LADSON, S.C. - Force Protection, Inc. (Nasdaq:FRPT) today announced it has received a $221 million contract award to produce 455 vehicles for the U.S. Marine Corps’ Mine Resistant Ambush Protected (MRAP) vehicle program.

Force Protection has received contracts to produce more than 1,800 MRAP vehicles to date. This marks the fourth delivery order the manufacturer has received under the MRAP program. The order calls for 395 Category I Cougar 4X4 and 60 Category II Cougar 6X6 vehicles, which will go to all branches of the U.S. military. Production of the vehicles is slated for completion by the end of 2008.

“We are delighted to receive this most recent order,” said Force Protection COO Raymond Pollard. “It permits us in concert with General Dynamics Land Systems and other partnered contractors to continue to increase the rate at which MRAP vehicles are being delivered to our government customer. We, of course, anticipate more orders to sustain that rate, which is currently scheduled to exceed 400 vehicles per month by February 2008.”

Force Protection has delivered mine- and blast-protected vehicles to troops in Iraq since 2003 that have become the gold standard in protection against the insurgent threat of IEDs, land mines, and roadside bombs. The company’s vehicles have a proven record during more than 2.6 million hours of heavy combat operations and thousands of blast attacks.

Recent Department of Defense estimates project a potential MRAP vehicle requirement of more than 18,000 vehicles, worth an approximate $20 billion.

Force Protection is a leading ballistics research and manufacturing enterprise, specializing in the development and production of highly reinforced armored personnel carriers that are designed to save soldiers’ lives by shielding them from the deadly effects of roadside bombs, or IEDs, which have become a leading killer of U.S. troops in Iraq. The trucks’ unique, V-shaped hull is designed to deflect the force of IED blasts away from the vehicle, keeping soldiers inside safe and alive, and have become the proven response to an emerging global threat to U.S. troops. Its leading models include the 23 ton “Buffalo”, a uniquely-designed mine clearance vehicle with a reinforced mechanical arm, and the family of “Cougar” vehicles, both of whose mine and ballistic protection capabilities are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. Visit the company’s website at www.forceprotection.net.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward looking statements are further qualified by factors including, but not limited to, those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov) and the company’s public statements. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.